[GRAPHIC OMITTED] [CAL-MAINE FOODS LOGO]                            Exhibit 99.1


                                                Contact:        Fred Adams, Jr.
                                                                Chairman and CEO
                                                                (601) 948-6813


                    CAL-MAINE FOODS ANNOUNCES FOURTH QUARTER
                             AND FISCAL 2003 RESULTS


JACKSON, Miss. (July 25, 2003) -- Cal-Maine Foods, Inc. (Nasdaq:CALM), today announced results for its fourth quarter and fiscal year ended May 31, 2003.

     For the fourth quarter of fiscal 2003, net sales were $103.4 million, compared with net sales of $83.1 million for the fourth quarter a year ago. The Company reported net income of $4.3 million, or $0.36 per diluted share, compared with net loss of $1.9 million, or $0.16 per diluted share, for the fourth quarter of fiscal 2002.

     For the fiscal year 2003, net sales were $387.5 million compared with net sales of $326.2 million for fiscal 2002. The Company reported net income of $12.2 million, or $1.03 per diluted share, compared with a net loss of $10.6 million, or $0.90 per diluted share, in fiscal 2002.

     Net income for fiscal 2003 includes $6.1 million, net of taxes, or $0.51 per diluted share, for the Company's share in the settlement of claims against suppliers related to overcharges for vitamins and feed additives purchased by the Company. The net loss for 2002 included $1.2 million, net of taxes, or $0.10 per diluted share, for similar settlements received.

     Fred Adams, Jr., chairman and chief executive officer of Cal-Maine Foods, Inc., stated, "The improved results for the fourth quarter and the full year reflect a stronger egg market for the last few months of the fiscal year. Hen numbers and egg supply have adjusted downward creating a better balance with market demand. As we begin a new fiscal year, egg prices continue to be strong. In addition, market indicators reflect a good crop of corn and soybeans this fall, which should provide reasonable feed costs for the year ahead."

     Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs. The Company, which is headquartered in Jackson, Mississippi, currently is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 26 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

                                     -MORE-

CAL-MAINE FOODS, INC.       POST OFFICE BOX 2960     JACKSON, MISSISSIPPI  39207
                            PHONE  601-948-6813      FAX  601-969-0905

CALM Reports Year-end 2003 Results
Page 2
July 25, 2003

                     CAL-MAINE FOODS, INC. AND SUBSIDIARIES
                              FINANCIAL HIGHLIGHTS
                                   (Unaudited)
                    (In thousands, except per share amounts)


                                                         13 Weeks Ended                     52 Weeks Ended
                                                    -------------------------          -------------------------
                                                    May 31,           June 1,          May 31,           June 1,
                                                     2003              2002             2003              2002
                                                    -------           -------          -------           -------
Net sales                                        $  103,438        $   83,057       $  387,462        $  326,171

Gross profit                                         22,059            10,294           72,293            34,404

Operating income (loss)                               8,490            (1,026)          26,264            (7,928)

Income (loss) before income taxes                     6,734            (2,811)          19,137           (16,364)

Net income (loss)                                $    4,310        $   (1,864)      $   12,212        $  (10,574)

Net income (loss) per common share:
      Basic                                      $     0.37        $    (0.16)      $     1.04        $    (0.90)
      Diluted                                    $     0.36        $    (0.16)      $     1.03        $    (0.90)

Weighted average shares outstanding:
      Basic                                          11,764            11,764           11,764            11,792
      Diluted                                        11,897            11,764           11,862            11,792

Book value per share outstanding at
      fiscal year-end                                                               $     5.60        $     4.63


                                      -END-